Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the 1999 Stock Incentive Plan, as amended and restated, of Jacobs Engineering Group Inc. of our reports dated November 22, 2013, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Los Angeles, California
May 2, 2014